FOR IMMEDIATE RELEASE

CONTACT:	Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776
FISHER COMMUNICATIONS, INC. ANNOUNCES PURCHASE OF TELEVISION STATIONS FOR $20.3 MILLION
SEATTLE—(BUSINESS WIRE)—December 12, 2005—Fisher Communications, Inc. (Nasdaq: FSCI) today announced that it has entered into an agreement to purchase certain television stations from Equity Broadcasting Corporation for $20.3 million. The stations include full-power KPOU in La Grande, Oregon, and KPOU LP in Salem, Oregon, which currently provide Hispanic programming to the Portland, Oregon market through an affiliation with Univision. The purchase also includes low-power television stations in Boise and Pocatello, Idaho, as well as low-power television construction permits in Idaho Falls and Twin Falls, Idaho.
“These stations provide Fisher the opportunity to obtain duopoly economics in markets in which we currently operate as well as serve our fast growing Hispanic populations,” stated Colleen Brown, President and Chief Executive Officer of Fisher Communications. Fisher’s existing television stations include an ABC-affiliated station in Portland, Oregon, and CBS-affiliated stations in Boise and Idaho Falls, Idaho.
The transaction is subject to normal closing conditions, including FCC approval. The Company anticipates that the purchase may be funded through existing cash and the use of its $20 million revolving line of credit.
Fisher Communications, Inc. is a Seattle-based integrated media company. The Company’s nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and Fisher’s 27 radio stations broadcast in Washington and Montana. The Company also owns and operates Fisher Plaza, a facility located near downtown Seattle. For more information about Fisher, visit the corporate website at www.fsci.com.

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